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                                                                     EXHIBIT 3.5

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                         AVALON CABLE OF MICHIGAN LLC

          This Limited Liability Company Agreement (this "Agreement") of Avalon
                                                          ---------
Cable of Michigan LLC is entered into as of November 6, 1998 by Avalon Cable LLC, a Delaware limited liability company, as sole member (the "Member").
                                                                ------

          The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. (S) 18-101,
                                                              ------
et seq.), as amended from time to time (the "Act"), and hereby agrees as
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follows:

          1.   Name.  The name of the limited liability company formed hereby
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(the "Company") is Avalon Cable of Michigan LLC.
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          2.   Purpose.  The Company is formed for the object and purpose of,
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and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

          3.   Members.  The name and mailing address of the sole Member is as
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follows:

               Name                           Address
               ----                          -------
               Avalon Cable LLC         201 East 69th Street
                                        Penthouse G
                                        New York, NY 10021

          4.   Powers.  The Member, as the sole Member of the Company, shall
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manage the Company in accordance with this Agreement.  The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company.

          i. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement and the "Investment Documents" (as defined in the limited liability company agreement for the sole Member), the Member (and the officers appointed under clause (iv) below) shall have general and active management of the day to day business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated
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     by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.

          ii. The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member or a manager of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member. Any officer may be removed as such, either with or without cause, by the Member whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1.

          6.   Tax Elections.  The fiscal and taxable year of the Company shall
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be the calendar year.

          7.   Dissolution.  The Company shall dissolve, and its affairs shall
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be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Member or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

          8.   Allocation of Profits and Losses.  The Company's profits and
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losses shall be allocated to the Member.

          9.   Liability of Member.  The Member shall not have any liability for
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the obligations or liabilities of the Company except to the extent provided in the Act.

          10.  Governing Law.  This Agreement shall be governed by, and
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construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.


                                    AVALON CABLE LLC


                                    By:________________________________
                                    Its:_______________________________
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                                  SCHEDULE 1

                               INITIAL OFFICERS
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          David Unger           Chairman and Assistant Secretary

          Joel Cohen            President, Chief Executive Officer and Secretary

          Peggy Koenig          Vice President and Assistant Secretary

          Jay Grossman          Vice President and Assistant Secretary